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                                                                   Exhibit 99(a)



                     CheckFree Holdings Corporation Formed

                 CheckFree Corporation and Former Subsidiaries
                       Now Under Single Corporate Entity

     ATLANTA, Dec. 23 /PRNewswire/ -- CheckFree Corporation, (Nasdaq: CKFR) today announced formation of CheckFree Holdings Corporation, the centerpiece of a corporate structure enacted by the Board of Directors on December 22, 1997.
     It is anticipated that the new corporate structure will substantially streamline administration and operation of the business of the company. Under the new structure, CheckFree Corporation, along with its former operating subsidiaries, become subsidiaries of CheckFree Holdings Corporation. CheckFree Holdings Corporation has substantially the same certificate of incorporation, bylaws, officers and directors that CheckFree Corporation had prior to the reorganization.
     The outstanding shares of common stock of CheckFree Corporation have automatically exchanged on a share-for-share, tax-free basis into shares of CheckFree Holdings Corporation. CheckFree Holdings Corporation shares have the same rights and terms as the old CheckFree Corporation shares, including the stockholder rights plan, and will continue to be traded on the Nasdaq Stock Market under the symbol "CKFR".

     About CheckFree
     Founded in 1981, CheckFree Corporation (www.checkfree.com)is the leading provider of electronic commerce services, software and related products for more than 2 million consumers, 1,000 businesses and 850 financial institutions. CheckFree designs, develops and markets services that enable its customers to make electronic payments and collections, automate paperbased recurring financial transactions and conduct secure transactions on the Internet.

     SOURCE CheckFree Corporation
     -0-                              12/23/97
     /CONTACT: Matt Lewis, CheckFree Corporation, 770-734-3404, email: mlewis@checkfree.com/
     /Web site: http://www.checkfree.com/
     (CKFR)